Exhibit 99.1

Ascent Solar Appoints Two Key Members to Board of Directors

LITTLETON, Colo.—(BUSINESS WIRE)—Ascent Solar Technologies, Inc. (NASDAQ:ASTI) (BSE:ASTI) today announced that it is expanding the current board of directors to seven members pursuant to an agreement signed with Norsk Hydro (NYSE: NHY) and approved by Ascent Solar’s shareholders. Ascent Solar has appointed Dr. Amit Kumar and Mr. Einar Glomnes as new directors. Mr. Glomnes is head of Hydro’s solar division and will represent Hydro on the Ascent Solar Board. Hydro also will select a non-voting individual to attend meetings of the Board of Directors.

Dr. Kumar is currently serving as President & CEO of Combimatrix Corporation. He has held this position since September 2001. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp From January 1999 to February 2000, Dr. Kumar was the founding President and Chief Executive Officer of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at IDEXX Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by IDEXX Laboratories, Inc. Dr. Kumar received his B.S. degree in chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. in Chemistry from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University in 1993.

Ascent Solar CEO and President Matthew Foster stated, “Ascent Solar is pleased to welcome Dr. Kumar and Mr. Glomnes to our Board of Directors. Having Mr. Glomnes represent our partner, Hydro, on our Board will greatly facilitate the development of our joint vision and growth strategies for Ascent Solar and Hydro Solar.  As a small company, we are quick to action, and Hydro has been most impressive to us in demonstrating the ability to be equally responsive.  Mr. Glomnes’ participation on our Board will enhance our direct communication channels even further.”

“Dr. Kumar brings invaluable expertise from his years of service as President & CEO of a public company and also serving on the boards of other technology companies. I look forward to Dr. Kumar’s contributions as we continue to implement our growth strategies.”

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

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Kelly Brandner, 303-289-4303 (Media)
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